Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-256964, 333-263614, 333-270515 and 333-277913 on Form S-8 and 333-277915 on Form F-3 ASR of our reports dated March 17, 2025, relating to the financial statements of monday.com Ltd. and the effectiveness of monday.com Ltd.'s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel
March 17, 2025